Exhibit 99.1
CONTACT: ERNESTO BAUTISTA III, CFO
(281) 921-6400
     Release #10-03
CARBO ANNOUNCES FOURTH QUARTER AND ANNUAL 2009 RESULTS
Conference Call Scheduled for Today, 10:00 a.m. Central Time
•	Quarterly revenues of $90.1 million were down 15 percent compared to the prior year

•	Quarterly global proppant sales volume of 278 million pounds down 5 percent versus the prior year, despite a 29 percent drop in the worldwide drilling rig count

•	Net income of $12.6 million, or $0.55 per diluted share, for the quarter

•	2009 annual revenues of $341.9 million and income from continuing operations of $52.8 million were down 12 percent and 13 percent, respectively, compared to 2008
HOUSTON (February 4, 2010) — CARBO Ceramics Inc. (NYSE: CRR) today reported income from continuing operations of $12.6 million, or $0.55 per diluted share, on revenues of $90.1 million for the quarter ended December 31, 2009. Continuing operations include the Company’s ceramic proppant, software, consulting services, spill prevention and containment, and geotechnical monitoring businesses.
President and CEO Gary Kolstad commented, “We are pleased with the overall quarterly results, and especially with the economic success our customers are realizing by increasingly using our high conductivity ceramic proppants in the oil and gas shale plays. While the fourth quarter worldwide rig count was down 29 percent year-over-year, our overall global proppant volumes were only down 5 percent. Currently all of our plants are producing at capacity. The growth of the resource plays and the increasing desire to maximize conductivity continue to have a positive effect on the demand for our product offerings.”
“As we indicated in our remarks last quarter, we expected our fourth quarter proppant deliveries to be modestly lower due to the holidays as compared to our strong third quarter results. However, our proppant sales orders accelerated exiting the fourth quarter, while pricing improved slightly, and this gives us confidence going into 2010. Separately, during the fourth quarter we incurred costs associated with the substantially completed integration of our recently acquired business, Falcon Technologies. We are excited about the growth prospects for this business and are seeing increased customer acceptance of this technology in the resource plays.”
Fourth Quarter Results
Revenues for the fourth quarter of 2009 decreased 15 percent compared to the fourth quarter of 2008. The Company’s worldwide proppant sales volume totaled 278 million pounds for the fourth quarter of 2009, representing a year-over-year decrease of 5 percent. Proppant sales volume for the fourth quarter declined in the North American and International markets year-over-year, following a 40 percent and 7 percent decline in rig count, respectively.
Operating profit for the fourth quarter of 2009 decreased $11.6 million compared to the fourth quarter of 2008. Revenue decreases, resulting from decreases in volume and average selling price experienced during the fourth quarter of 2009, were partially offset by decreases in cost of sales, which was positively affected by lower raw material and natural gas costs. Selling, general, administrative and other operating expenses for the fourth quarter of 2009 decreased $1.2 million on a year-over-year basis.
Income from continuing operations for the fourth quarter of 2009 decreased $7.9 million compared to the fourth quarter of 2008.

CARBO Ceramics 2009 Fourth Quarter Earnings Release
February 4, 2010

Full Year Results
For the year ended December 31, 2009, revenues decreased 12 percent compared to 2008 due primarily to a decrease in proppant revenue. The decrease in revenue in the Company’s proppant business was primarily the result of a decrease in proppant sales volume of 10 percent and a lower average selling price compared to the record year of 2008.
CARBO’s worldwide proppant sales volume totaled 1.043 billion pounds for the full year 2009, a decrease of 10 percent compared to 2008. Sales volume in North America (excludes Mexico) decreased primarily due to Canada, as the U.S. sales volume was down less than two percent. International (includes Mexico) sales volume decreased primarily due to decreases in Russia and Europe/Africa/Middle East (collectively, EAME). However the decrease in international sales volume was partially offset by growth in Latin America.
Full year income from continuing operations for 2009 decreased 13 percent compared to 2008.
As previously disclosed, on August 28, 2008 the Company’s Board of Directors authorized the repurchase of up to two million shares of the Company’s common stock. As of December 31, 2009, the Company had repurchased and retired approximately 1.7 million shares at an average cost of $37.13 per share, or an aggregate cost of $64.7 million.
Technology and Business Highlights
•	CARBO recently began production of resin-coated proppant from its newly constructed resin coating plant in New Iberia, Louisiana. This state of the art facility will produce the CARBOBOND™ proppant family. We believe this initiative will better position the Company to fulfill client needs.

•	CARBOHYDROPROP® continued to capture a bigger share of the market by increased penetration of numerous resource plays in North America. During the fourth quarter, several operators that had used CARBOHYDROPROP® announced strong well performance in the Eagle Ford. Significant inroads were also made in the Granite Wash, Montney and Marcellus along with continued strong sales into the Haynesville.

•	Falcon Technologies and Services, Inc. (“Falcon Technologies”) continues to see growing acceptance of the Falcon Liner™ products including tank liners, secondary containments, and tank bases. Additionally, Falcon Technologies is expanding its geographical presence in the resource plays including a recent entry into the Haynesville.

•	Applied Geomechanics, Inc. is working on a project at Denver International Airport that involves the evaluation of more than 500 pavement sensors and the installation of an updated high-speed data acquisition system for the FAA’s Technical Research Center. Actual measured pavement responses from new-generation aircraft help validate pavement testing at the FAA research facility.
Outlook
CEO Gary Kolstad commented on the outlook for the Company stating, “We continue to see increasing demand for our products and services and an expanding customer base that has recognized the benefits of Economic Conductivity™. Our commitment to investing in proppant manufacturing capacity remains unchanged, and expect completion of the third line at our Toomsboro, Georgia plant near the end of 2010. We remain dedicated to new product development across all our businesses. We are opening up new Falcon Technologies locations in certain resource plays due to customer demand and acceptance for our containment and spill prevention products and services. The oil and gas industry experienced a positive trend in drilling activity during the fourth quarter of 2009, which makes us more optimistic about our business in 2010 than we were last year; however, we, like others, remain prudently cautious about

CARBO Ceramics 2009 Fourth Quarter Earnings Release
February 4, 2010

the economy and natural gas fundamentals. The increased trend of horizontal drilling and the economic success our customers are achieving by using our high conductivity ceramic proppant bring confidence to our 2010 outlook.”
As previously announced, a conference call to discuss the Company’s fourth quarter results is scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the teleconference, investors should dial 1-800-860-2442 about 10 minutes before the start time and reference the CARBO conference call. Canada-based callers should dial 1-866-605-3852 and international callers should dial 1-412-858-4600. The conference call can also be accessed by visiting the company’s Web site, www.carboceramics.com.
CARBO is the world’s largest supplier of ceramic proppant, the provider of the world’s most popular fracture simulation software, and provides leading fracture design and consulting services. The Company also provides a broad range of technologies for spill prevention, containment and geotechnical monitoring.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2009 Fourth Quarter Earnings Release
February 4, 2010

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$90,125	$105,581	$341,872	$387,828
Cost of sales	61,069	63,749	221,369	260,394

Gross profit	29,056	41,832	120,503	127,434
Selling, general & administrative expenses	9,815	10,142	40,897	37,644
Start-up costs	—	877	—	1,108
Loss on disposal or impairment of assets	28	40	156	1,599

Operating profit	19,213	30,773	79,450	87,083
Interest income, net	53	414	451	491
Foreign currency exchange gain (loss), net	24	(659)	(192)	257
Other income (expense), net	(43)	256	85	518

Income before income taxes	19,247	30,784	79,794	88,349
Income taxes	6,654	10,295	26,984	27,944

Income from continuing operations	12,593	20,489	52,810	60,405

Discontinued operations (1):
Operating results, net of income taxes	—	(481)	—	5,784
Gain on disposal, net of income taxes	—	44,127	—	44,127

Net income	$12,593	$64,135	$52,810	$110,316

(1)	Discontinued operations include the Company’s fracture mapping and reservoir monitoring assets, which were sold on October 10, 2008.

Basic earnings per share:
Continuing operations	$0.55	$0.85	$2.27	$2.47
Discontinued operations	—	1.81	—	2.05

Basic earnings per share	$0.55	$2.66	$2.27	$4.52

Diluted earnings per share:
Continuing operations	$0.55	$0.85	$2.27	$2.46
Discontinued operations	—	1.81	—	2.05

Diluted earnings per share	$0.55	$2.66	$2.27	$4.51

Average shares outstanding:
Basic	22,930	24,095	23,097	24,373

Diluted	22,940	24,119	23,112	24,418

Depreciation and amortization:
Continuing operations	$6,611	$6,165	$24,905	$24,638
Discontinued operations	—	—	—	3,994

	$6,611	$6,165	$24,905	$28,632

CARBO Ceramics 2009 Fourth Quarter Earnings Release
February 4, 2010

Selected Balance Sheet Information

	December 31, 2009	December 31, 2008
	(In thousands)
Assets
Cash and cash equivalents	$69,557	$154,817
Other current assets	149,313	138,493
Property, plant and equipment, net	270,722	244,902
Intangible and other assets, net	10,104	3,806
Total assets	513,412	546,877

Liabilities and Shareholders’ Equity
Accrued income taxes	$3,609	$47,929
Other current liabilities	28,849	35,919
Deferred income taxes	23,639	20,495
Shareholders’ equity	457,315	442,534

Total liabilities and shareholders’ equity	$513,412	$546,877